Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form S-1 of Nine Energy Service, Inc. and its subsidiaries (“the Company”) of our report dated March 27, 2017, except for the effects of the revision discussed in Note 2 to the combined financial statements, as to which the date is May 2, 2017, and except for the effects of the merger of entities under common control described in Note 3 to the combined financial statements, as to which date is May 19, 2017, relating to the financial statements of the Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, TX
December 21, 2017